Amendment No. 1 (the "Amendment"), dated as of May 6, 1996, to the
     Loan Agreement (the "Agreement") dated as of November 6, 1995, between Aer Force Communications, L.P. and Lynch PCS Corporation A


     WHEREAS Borrower needs additional funds to fund the initial 5% down payment on certain PCS Licenses won by Borrower in the C-Block Auction;
     WHEREAS the Agreement inadvertently failed to provide that Lender would make Supplemental Loans for that purpose; and
     WHEREAS Lender is willing to make Supplemental Loans for such purpose.
     NOW, THEREFORE, the parties agree as follows:
     1. Terms defined in the Agreement shall have the same meaning in this Amendment.
     2.   Section 2.02(c) is amended to provide that Lender will make
Supplement Loans to Borrower for the purpose of allowing Borrower to fund the initial 5% down payments due on PCS Licenses won by Borrower in the C-Block Auction, which payments are due within 5 business days after the C-Block Auction terminates. To the extent made by Lender, such Supplement Loans shall reduce Lender's commitment set forth in Section 2.02(c) to make additional Supplemental Loans. Lender's obligations to make Supplemental Loans as provided in this
Section 2 shall be subject to all of the terms and conditions set forth in the Agreement.
     3.   Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect.
     In Witness of their Agreement, the parties have executed this Amendment as of the date first above written.
Lender:                            Borrower:

Lynch PCS Corporation A            Aer Force Communications, L.P.



By:                                By:

                                   Aer Force Corporation, its
                                    General Partner



                                   By:
                                       Name:
                                       Title: